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Exhibit 5.5

[LETTERHEAD OF CHRISTIAN & SMALL LLP]

May 24, 2005

Sanmina-SCI Corporation
2700 North First Street
San Jose, California 95134

  Re:
  Sanmina-SCI Corporation—Exchange of $400,000,000 of Registered 6 3/4% Senior Subordinated Notes Due 2013 For All Unregistered 6 3/4% Senior Subordinated Notes that were issued on February 24, 2005.

Ladies and Gentlemen:

        We have acted as special counsel to the Alabama subsidiaries of Sanmina-SCI Corporation, a Delaware corporation (the "Company"), named in Schedule I hereto (the "Alabama Subsidiary Guarantors" and, together with the Company and the additional subsidiary guarantors named on Schedule II hereto, the "Registrants"), in connection with the filing by the Registrants with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Alabama Subsidiary Guarantors and the additional guarantors are collectively referred to herein as the "Subsidiary Guarantors."

        Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate principal amount of $400,000,000 of registered 6 3/4% Senior Subordinated Notes due 2013 (the "Exchange Notes") for a like principal amount of the Company's outstanding 6 3/4% Senior Subordinated Notes due 2013 (the "Outstanding Notes") upon the terms set forth in the Registration Statement. The Outstanding Notes are guaranteed by each of the Subsidiary Guarantors (each, an "Outstanding Guarantee" and collectively, the "Outstanding Guarantees"). The registration statement also covers the exchange of the guarantees associated with the original notes (the "Original Guarantees") for the guarantees associated with the Exchange Notes (the "Exchange Guarantees"). The Exchange Notes and Exchange Note Guarantees are collectively referred to as the "Securities."

        The Outstanding Notes and Outstanding Guarantees were issued, and the Securities will be issued, pursuant to an indenture dated as of February 24, 2005 (the "Indenture") among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee.

        In rendering the opinions expressed below, we have examined originals or copies of: (a) the Registration Statement, in the form filed with the Commission; (b) the Exchange and Registration Rights Agreement, dated as of February 24, 2005 (the "Registration Rights Agreement"), by and among the Company, the Subsidiary Guarantors and the initial purchasers listed therein; (c) the Indenture; (d) specimens of the certificates representing the Exchange Notes Guarantees, included as exhibits to the Indenture; and (e) the other documents delivered by or on behalf of the Company, the Subsidiary Guarantors and the Trustee as of the date hereof in connection with the delivery of the Securities. We have also examined copies of such company records of the Alabama Subsidiary Guarantors, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        We have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) that the Indenture is a legal and binding obligation of the Trustee and that the Exchange Notes will be duly authenticated by the Trustee; and (d) the legal capacity of natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the Subsidiary Guarantors.

        Our opinions are expressed only with respect to the laws of the State of Alabama. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

        On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion:

        1.     Each corporate Alabama Subsidiary Guarantor is duly incorporated and the limited liability company Alabama Subsidiary Guarantor is duly organized and is validly existing in good standing under the laws of the State of Alabama;

        2.     The Alabama Subsidiary Guarantors have duly authorized, and executed the Indenture;

        3.     The Alabama Subsidiary Guarantors have duly authorized their respective Exchange Note Guarantees; and,

        4.     Each Alabama Subsidiary Guarantor has the requisite corporate or company power to execute, deliver, and perform its obligations under the Exchange Notes Guarantees.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming part of the Registration Statement and any amendments thereto. Further, we consent to the reliance by Wilson Sonsini Goodrich & Rosati, Professional Corporation, on this letter in connection with their opinions regarding the enforceability of the Exchange Notes Guarantees against the Alabama Subsidiary Guarantors. This opinion letter speaks only at as of its date and is based solely on the facts and circumstances known to us and as of such date.

Very truly yours,
/s/ STEVEN A. BENEFIELD
Steven A. Benefield For the Firm

2

SCHEDULE I

Sanmina-SCI Systems (Alabama), Inc.
SCI Technology, Inc.
Scimex, Inc.
SCI Plant No. 5, L.L.C.

SCHEDULE II

Compatible Memory, Inc.
Hadco Corporation
Hadco Santa Clara, Inc.
Interagency, Inc.
Newisys, Inc.
Sanmina-SCI Systems Enclosures USA, Inc.
Sanmina-SCI Systems Enclosures (Denton) Inc.
Sanmina-SCI Systems Holdings, Inc.
SCI Systems, Inc.
Viking Interworks, Inc.
SCI Plant No. 22, L.L.C.
Sanmina General, L.L.C.
Sanmina Limited, L.L.C.
Sanmina Texas, L.P.

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  Exhibit 5.5
SCHEDULE I
SCHEDULE II